Exhibit 4.5
FIRST AMENDMENT TO WARRANT TO PURCHASE STOCK
This First Amendment to Warrant to Purchase Stock (this "Amendment") is entered into as of May 29, 2020, by and between WESTERN ALLIANCE BANCORPORATION ("Holdco"), and THREDUP, INC. ("Company").
RECITALS
Company has issued for the benefit of WESTERN ALLIANCE BANK (“Bank”), that certain Warrant to Purchase Stock dated as of February 7, 2019 (as amended from time to time, the "Warrant"). Bank has subsequently transferred and assigned the Warrant to Holdco. Holdco and Company desire to amend the Warrant in accordance with the terms of this Amendment.
NOW, THEREFORE, the parties agree as follows:
1.The Expiration Date of the Warrant hereby is amended and restated in its entirety to read as follows:
“Expiration Date: May 29, 2030”
2.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Warrant. The Warrant, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.
3.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to Warrant to Purchase Units as of the first date above written.

THREDUP, INC.

By:	/s/ Sean Sobers

Name:	Sean Sober

Title:	CFO

WESTERN ALLIANCE BANCORPORATION

By:	/s/ Jeff Brown

Name:	Jeff Brown

Title:	Senior Director
[Signature Page to First Amendment to Warrant to Purchase Stock]